EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

         AGREEMENT, made and entered into as of the Effective Date by and between Sunbeam Corporation, a Delaware corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and Paul
E. Shapiro (the "Executive").

                              W I T N E S S E T H :
                               - - - - - - - - - -

         WHEREAS, the Executive currently serves the Company as Executive Vice President and Chief Administrative Officer pursuant to an employment agreement dated August 12, 1998 (the "1998 Agreement");

         WHEREAS, the Company wishes that the Executive continue to serve as Executive Vice President and Chief Administrative Officer for the period through June 30, 2003 and the Executive is willing to so serve;

         WHEREAS, the Company and the Executive desire to enter into an agreement embodying the terms of such continued employment (the "Agreement");

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

1.       DEFINITIONS.

         (a) "Affiliate" of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

         (b) "Base Salary" shall mean the salary provided for in Section 4 below or any increased salary granted to the Executive pursuant to Section 4.

         (c) "Board" shall mean the Board of Directors of the Company.

         (d) "Cause" shall mean:

                  (i) the Executive is convicted of a felony or of any crime involving moral turpitude;

                  (ii) the Executive is guilty of willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material economic


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harm to the Company unless the Executive acted, or failed to act, in a good faith belief that such act or failure to act was in, or not contrary to, the best interests of the Company.

         (e) A "Change in Control" shall mean the occurrence of any one of the following events:

                  (i) any "person" (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, but excluding a person who owns more than 10% of the outstanding shares of the Company as of the date of this Agreement), becomes a "beneficial owner" (as such term is used in Rule 13d-3 promulgated under that Act), of 25% or more of the Voting Stock of the Company;

                  (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of this Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

                  (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

                  (iv) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

                  (v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates of such other company in exchange for stock of such other company).

         For purposes of the Change in Control definition, "the Company" shall include any entity that succeeds to all or substantially all of the business of the Company, and "Voting Stock" shall mean capital stock of any class or classes having general voting power, in the absence of specified contingencies, to elect the directors of a corporation.

         (f) "Constructive Termination Without Cause" shall mean termination by the Executive of his employment at his initiative within 30 days following the occurrence of any of the following events without his consent:

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                  (i) a reduction in the Executive's then current Base Salary or target bonus opportunity as a percentage of Base Salary;

                  (ii) the taking of any other action by the Company that would diminish the incentive opportunities of the Executive as provided hereunder, including eliminating an incentive plan without providing a substitute or reducing his awards under such a plan.

                  (iii) the taking of any action by the Company that would significantly diminish the aggregate value of the benefits provided to the Executive under the Company's medical, health, accident, disability, life insurance, thrift and retirement plans;

                  (iv) the removal of the Executive from any of the positions described in Section 3 below,

                  (v) the failure of the Company's shareholders to approve either any amendment required to the Company's Management Incentive Plan or the January 3, 2000 option grant necessary in order to grant the Executive all the benefits to which he is entitled hereunder;

                  (vi) a material diminution in the Executive's duties;

                  (vii) a change in the reporting structure so that the Executive reports to someone other than as provided in the Agreement;

                  (viii) relocation of the Executive's principal place of employment to a location other than Palm Beach County, or North Broward County, Florida or New York City;

                  (ix) a material breach by the Company of any provision of the Agreement;

                  (x) any purported termination of the Executive's employment that is not effected pursuant to Section 11(b) due to Disability, Section 11(c) for Cause or Section 11(d) without Cause;

                  (xi) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction, provided that, in the event of a Change in Control as provided in subclause (xii) below, the Executive shall be entitled to give notice of a Constructive Termination even if a successor has assumed this Agreement, or

                  (xii) the occurrence of a Change in Control.

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Following written notice from the Executive of any of the events described above, the Company shall have 20 calendar days in which to cure. If the Company fails to cure, the Executive's termination shall become effective on the 30th calendar day following the written notice.

         (g) "Disability" shall mean the Executive's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for a period of six consecutive months as determined by a medical doctor selected by the Company and the Executive. If the Parties cannot agree on a medical doctor, each Party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

         (h) "Effective Date" shall be January 3, 2000.

         (i) "Fair Market Value" per share on any given date shall mean the average of the high and low prices of a share of Stock on such date (or if the Stock is not traded on such date on the most recent trading day prior thereto) on the principal securities exchange or national market system, including without limitation the NASDAQ National Market, on which such Stock is at the time listed, or if such Stock is not so listed, but is regularly quoted by a recognized securities dealer, the mean between the high bid and low asked prices for the Stock on such date (or on the most recent trading day on which the Stock is quoted).

         (j) "Pro Rata" shall mean a fraction, the numerator of which is the number of days that the Executive was employed in the applicable performance period (a calendar year in the case of an annual bonus and a performance cycle in the case of an award under the Long-Term Incentive Plan) and the denominator of which shall be the number of days in the applicable performance period.

         (k) "Stock" shall mean the common stock of the Company.

         (l) "Term of Employment" shall mean the period specified in Section 2 below (including any extension as provided therein).

2.       TERM OF EMPLOYMENT.

         The Term of Employment shall begin as of the Effective Date, and shall extend until June 30, 2003, with automatic one-year renewals thereafter unless either Party notifies the other at least 12 months before the scheduled expiration date that the term is not to renew. Notwithstanding the foregoing, the Term of Employment shall be earlier terminated if either Party terminates the Executive's employment hereunder in accordance with the provisions of
Section 11, in which case the Term of Employment shall terminate on the date such termination of employment is effective.


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3.       POSITION, DUTIES AND RESPONSIBILITIES.

         (a) The Executive shall continue to serve as the Executive Vice President and Chief Administrative Officer of the Company. The Executive, in carrying out his duties under this Agreement, shall report to the Chief Executive Officer of the Company. During the Term of Employment, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote its interests.

         (b) Nothing herein shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations with the concurrence of the Board (which concurrence shall not be unreasonably withheld),
(ii) serving on the boards of a reasonable number of trade associations and/or charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing his personal investments and affairs, provided that such activities set forth in this Section 3(b) do not conflict or materially interfere with the effective discharge of his duties and responsibilities under
Section 3(a).

4.       BASE SALARY.

         The Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of $750,000 per year; increasing to $850,000 per year, effective July 1, 2000; increasing to $950,000 year effective July 1, 2001; and increasing to $1,050,000 per year, effective July 1, 2002. The Base Salary shall be reviewed periodically for any further increase in the sole discretion of the Board.

5.       ANNUAL INCENTIVE AWARD.

         During the Term of Employment, commencing in 2000 the Executive shall have a target bonus opportunity each year equal to 75% of Base Salary, payable in that amount if the performance goals established for the relevant year are met. If such performance goals are exceeded, the Executive shall receive a larger amount of up to 150% of Base Salary and if such performance goals are not met, the Executive shall receive a lesser amount (or nothing), as determined in accordance with the Company's Management Incentive Plan (or any successor annual incentive plan). The Executive shall be paid his annual incentive awards no later than the date other senior executives of the Company are paid their annual incentive awards and in no event later than 60 days following the last day of the fiscal year to which the annual incentive award is being paid.

6.       RE-SIGNING ARRANGEMENTS.

         (a) CASH RE-SIGNING BONUS. The Company shall pay the Executive the following amounts on the dates indicated:

                  - $250,000 on July 1, 2000
                  - $250,000 on July 1, 2001
                  - $250,000 on July 1, 2002

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         (b) STOCK OPTION GRANT. As of January 3, 2000 the Company shall have granted, subject to the approval of such grant by the Company's stockholders at the annual stockholders' meeting held in 2000, the Executive a stock option, in the form attached hereto as Exhibit A, to purchase 600,000 shares of Stock.

7.       EMPLOYEE BENEFIT PROGRAMS.

         During the Term of Employment, the Executive shall be entitled to participate in any employee pension and welfare benefit plans and programs made available to the Company's senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, 401(k), medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. The Executive's participation shall be based on, and the calculation of all benefits shall be based on, the assumptions that the Executive has met all service-period or other requirements for such participation. The Executive shall be entitled to four weeks paid vacation per year of employment, which shall accrue and otherwise be subject to the Company's vacation policy for senior executives.

8.       PERQUISITES.

         The Executive shall be entitled to perquisites on the same basis as provided to other senior level executives and, in any event, shall be entitled to the following:

         (a) Company-provided automobile (late-model top-of-the-line), including reimbursement of expenses of operation, maintenance and insurance;

         (b) Expenses of one country club; including, without limitations, initiation fees;

         (c) Residential security system;

         (d) Reimbursement for reasonable financial planning, tax preparation and estate planning fees. During the Term of Employment, the Company shall maintain, and pay the premiums on, portable term insurance on the life of the Executive in an amount no less than four times the Executive's Base Salary, from time to time, the proceeds of which shall be payable to such beneficiary or beneficiaries as the Executive specifies.

9.       AIRCRAFT TRAVEL.

         The Executive shall be entitled to first class air travel.

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10.      REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES.

         The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy. The Company shall pay all legal fees and expenses incurred by the Executive in connection with the negotiation of the Executive's employment arrangements with the Company.

11.      TERMINATION OF EMPLOYMENT.

         (a) TERMINATION DUE TO DEATH. In the event that the Executive's employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to the following:

                  (i) a lump sum payment equal to 60% of Base Salary that would be payable for a period which is the greater of (A) 12 months or (B) the remaining term of the Employment Agreement (without regard to early termination thereof);

                  (ii) a lump sum payment equal to 60% of all re-signing bonus amounts not previously paid;

                  (iii) a Pro-Rata Annual Incentive Award for the year in which the Executive's death occurs based on the target bonus for the year of termination, payable when bonuses are paid to other officers; and

                  (iv) full vesting and exercisability of all outstanding options which shall remain exercisable through the end of their originally scheduled term; and

                  (v) for Executive's spouse and eligible dependents, continued participation in all medical, dental, vision and hospitalization insurance plans in which they were participating at the time of Executive's death, with continuation in all such plans for his spouse until she reaches age 65.

         (b) TERMINATION DUE TO DISABILITY. In the event that the Executive's employment is terminated by either Party hereto due to the Executive's Disability, he shall be entitled to the following:

                  (i) Disability benefits provided in accordance with the long-term disability program in effect for senior executives at the Company; provided, however, in no event shall such benefits provide the Executive less than 60% of his then Base Salary to age 65;

                  (ii) Base Salary through the end of the month in which Disability benefits commence;

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                  (iii) a lump sum payment equal to 60% of all re-signing bonus amounts not previously paid;

                  (iv) a Pro-Rata Annual Incentive Award for the year in which termination due to Disability occurs based on the target bonus for the year of termination, payable when bonuses are paid to other officers;

                  (v) full vesting and exercisability of all outstanding options which shall remain exercisable through the end of their originally scheduled term; and

                  (vi) for the Executive, his spouse and his eligible dependents, continued participation in all medical, dental, vision and hospitalization insurance plans in which they were participating at the time of Executive's termination, with continuation in all such plans for the Executive and his spouse until he and his spouse reach age 65 respectively and for the Executive, continued participation in other employee benefit plans or programs in which he was participating on the date of the termination of his employment for a period of 24 months following termination of employment provided that if the Company's plans do not permit continuation of the Executive's participation following his termination, the Company shall provide the Executive with an amount which, after taxes, is sufficient for him to purchase equivalent benefits.

         In no event shall a termination of the Executive's employment for Disability occur until the Party terminating his employment gives written notice to the other Party in accordance with Section 22 below.

         (c)      TERMINATION BY THE COMPANY FOR CAUSE.

                  (i) A termination for Cause shall not take effect unless the provisions of this subclause (i) are complied with. The Executive shall be given written notice by the Board of the intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within 60 days of the Board learning of such act or acts or failure or failures to act. In the event the proposed termination is based on subclause (ii) of Section 1(d) above, the Executive shall have ten calendar days after the date that such written notice has been given to the Executive in which to cure such conduct. If he fails to cure such conduct, the Executive shall then be entitled to a hearing before the Board, and, thereafter, upon a determination by affirmative vote of no fewer than three-quarters of the members of the Board that Cause exists he shall be terminated for Cause.

                  (ii) In the event the Company terminates the Executive's employment for Cause:

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                           (A) he shall be entitled to Base Salary through the
date of the termination; and

                           (B) all outstanding options which are not then
exercisable shall be forfeited; exercisable options shall remain exercisable until the earlier of the ninetieth day after the date of termination or the originally scheduled expiration date of the options.

         (d) TERMINATION WITHOUT CAUSE, CONSTRUCTIVE TERMINATION WITHOUT CAUSE OR NON-RENEWAL BY THE Company.

         In the event the Executive's employment is terminated by the Company without Cause, other than due to Disability or death, there is a Constructive Termination without Cause or the Company gives notice of non-renewal pursuant to
Section 2 above, the Executive shall be entitled to the following benefits:

                  (i) Base Salary through the date of termination;

                  (ii) all re-signing bonus amounts not previously paid;

                  (iii) pro-rata Annual Incentive Award for the year of termination, award based on the target bonus for such year, payable promptly following such termination;

                  (iv) a lump sum payment in an amount equal to the greater of
(A) the Executive's Base Salary for the remainder of the term (without regard to early termination thereof) or (B) two times the Executive's Base Salary, determined as provided in the last paragraph of this Section 11(d), payable promptly following such termination;

                  (v) a lump sum payment in an amount equal to the greater of
(A) the Executive's Base Salary for the remainder of the term (without regard to early termination thereof), multiplied by the applicable target bonus opportunity percentage or (B) two times the Executive's Annual Incentive Award, based on the target bonus for the year of termination, payable promptly following such termination;

                  (vi) all outstanding options shall become fully vested and exercisable and shall remain exercisable through the end of their originally scheduled term; and

                  (vii) for the Executive, his spouse and his eligible dependents, continued participation in all medical, dental, vision and hospitalization insurance plans in which they were participating at the time of Executive's termination, with continuation in all such plans for the Executive and his spouse until he and his spouse reach age 65 respectively and for the Executive, in all other employee and senior-level executive benefit plans or programs in which he was participating on the date of the termination of his employment for a period equal to the greater of (A) the remainder of the term or
(B) 24 months following termination of employment; provided, however, that if the Executive becomes re-employed with another employer and is eligible to


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receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described above shall be secondary to those provided under such other plan during such applicable period of eligibility.

In the event the Company's plans do not permit continuation of the Executive's participation following his termination, the Company shall provide the Executive with an amount which, after taxes, is sufficient for him to purchase equivalent benefits.

         For purposes of Section 11(d)(iv) and (v) above, Base Salary shall be determined by the Base Salary at the annualized rate in effect on the date of termination of the Executive's employment (subject to the last sentence of this paragraph) adjusted for any scheduled increase pursuant to Section 4 above. Such adjustment shall be made as follows: the aggregate scheduled remaining salary payments for the remaining Term of Employment (without regard to early termination thereof) shall be divided by the remaining months of the Term of Employment (without regard to early termination thereof) and the resulting monthly rate shall be multiplied by 12. For purposes of the first sentence of this paragraph, if, prior to the termination of the Executive's employment pursuant to this Section 11(d), the Base Salary has been reduced, the Base Salary in effect on the date of termination of the Executive's employment shall be deemed to be the highest Base Salary in effect prior to any such reduction.

         (e) VOLUNTARY TERMINATION. A termination of employment by the Executive on his own initiative, other than a termination due to death or Disability or a Constructive Termination without Cause, shall have the same consequences as provided in Section 11(c)(ii) for a termination for Cause. A voluntary termination under this Section 11(e) shall be effective 30 calendar days after prior written notice is received by the Company, unless the Company elects to make it effective earlier.

         (f) CONSEQUENCES OF A CHANGE IN CONTROL.

                  Upon a Change in Control, all amounts, entitlements or benefits in which the Executive is not yet vested shall become fully vested including, without limitation, all outstanding options which shall remain exercisable through the end of their regularly scheduled term.

                  In the event that any payment or benefit made or provided to or for the benefit of the Executive in connection with this Agreement, the Executive's employment with the Company, or the termination thereof (a "Payment") is determined to be subject to any excise tax ("Excise Tax") imposed by Section 4999 of the Code (or any successor to such Section), the Company shall pay to the Executive, prior to the time any Excise Tax is payable with respect to such Payment (through withholding or otherwise), an additional amount which, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the Excise Tax on such Payment plus (ii) any penalty and interest assessments associated with such Excise Tax. The determination of whether any Payment is subject to an Excise Tax and, if so, the amount to be paid by the Company to the Executive and


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the time of payment shall be made by an independent auditor (the "Auditor")
selected jointly by the Parties and paid by the Company. Unless the Executive agrees otherwise in writing, the Auditor shall be a nationally recognized United States public accounting firm that has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its Affiliates. If the Parties cannot agree on the firm to serve as the Auditor, then the Parties shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

         (g) OTHER TERMINATION BENEFITS. In the case of any of the foregoing terminations, the Executive or his estate shall also be entitled to:

                  (i) the balance of any incentive awards due for performance periods which have been completed, but which have not yet been paid (subject to deferral of payments to the extent the Executive has elected, irrevocably, such deferral);

                  (ii) any expense reimbursements due the Executive; and

                  (iii) other benefits, including senior level executive benefits, if any, in accordance with applicable plans and programs of the Company.

         (h) NO MITIGATION; NO OFFSET. In the event of any termination of employment under this Section 11, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any claims asserted by the Company or any remuneration attributable to any subsequent employment that he may obtain.

                  (i) NATURE OF PAYMENTS. Any amounts due under this Section 11 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

12.      CONFIDENTIALITY; NON-COMPETITION.

         (a) The Executive agrees that he will not, at any time during the Term of Employment or thereafter, disclose or use any proprietary or confidential information of the Company or any subsidiary or Affiliate of the Company, obtained during the course of his employment, except as required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or Affiliate of the Company or as may be required by law, provided that, if the Executive receives legal process with regard to disclosure of such information, he shall promptly notify the Company and cooperate with the Company in seeking a protective order. For this purpose, "proprietary or confidential information" shall include "know how," trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions, research projects or other information regarding the financial and business affairs of the Company that have not been disclosed to the public or within the business community (other than due to a breach by the Executive of this Section 12).



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         (b) The Executive agrees that at the time of the termination of his employment with the Company, whether at the instance of the Executive or the Company, and regardless of the reasons therefor, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or Affiliate of the Company which are in his possession, except for any documents for which the Company or any subsidiary or Affiliate of the Company has given written consent to removal at the time of the termination of the Executive's employment and his personal rolodex, personal files, phone book and similar items.

         (c) During the Term, the Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business then being conducted by the Company or any of its then subsidiaries or affiliates; the Executive shall not engage in such business on the Executive's own account; and the Executive shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; PROVIDED, HOWEVER, that nothing contained in this Section 12(c) shall be deemed to prohibit the Executive from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation. In addition, the Executive shall, at all times, be subject to the noncompetition, confidentiality and ownership of inventions covenants required pursuant to the Management Incentive Plan.

         (d) The Executive agrees that the Company's remedies at law would be inadequate in the event of a breach or threatened breach of this Section 12; accordingly, the Company shall be entitled, in addition to its rights at law, to seek an injunction and other equitable relief without the need to post a bond.

13.      RESOLUTION OF DISPUTES.

         Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Manhattan, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each Party shall bear his or its own costs of the arbitration or litigation, except that the Company shall bear all such costs if the Executive prevails in such arbitration or litigation on any material issue.

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14.      INDEMNIFICATION.

         (a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent the Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction for the repayment.

         (b) Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 14(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption in any judicial proceeding that the Executive has not met the applicable standard of conduct.

         (c) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive in an amount of no less than $50 million.

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15.      ASSIGNABILITY; BINDING NATURE.

         This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. Rights or obligations of the Company under this Agreement may be assigned or transferred by the Company pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

16.      ENTIRE AGREEMENT.

         This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, including without limitation the 1998 Agreement, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

17.      AMENDMENT OR WAIVER.

         No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

18.      SEVERABILITY.

         In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

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19.      SURVIVORSHIP.

         Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment. This Agreement itself (as distinguished from the Executive's employment) may not be terminated by either Party without the written consent of the other Party. Upon the expiration of the term of the Agreement, the respective rights and obligations of the Parties shall survive such expiration to the extent necessary to carry out the intentions of the Parties as embodied in the rights (such as vested rights) and obligations of the Parties under this Agreement.

20.      REFERENCES.

         In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

21.      GOVERNING LAW.

         This Agreement shall be governed in accordance with the laws of Delaware without reference to principles of conflict of laws.

22.      NOTICES.

         All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) delivered by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:                      Sunbeam Corporation
                                        2381 Executive Center Drive
                                        Boca Raton, Florida  33431

If to the Executive:                    Paul E. Shapiro
                                        Boca Raton, Florida

23.      HEADINGS.

         The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.


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24.      COUNTERPARTS.

         This Agreement may be executed in two or more counterparts.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                       Sunbeam Corporation

                                       By:
                                          ------------------------------
                                                  Ronald H. Dunbar
                                                  Senior Vice President


                                          ------------------------------
                                                  Paul E. Shapiro

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